Exhibit 99.1

Release:                Immediate                 January 18, 2017

Keith Creel to become CEO of Canadian Pacific; E. Hunter Harrison to retire

Calgary, AB – Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) announced today that Keith Creel will become President and Chief Executive Officer of the company effective January 31, 2017 following E. Hunter Harrison’s decision to retire from CP. Mr. Harrison will take vacation leave effective immediately until January 31, 2017, and Mr. Creel will assume the CEO’s responsibilities during this period.

“Hunter has made enormous contributions to CP, and we are forever grateful for his years of service,” said Andrew F. Reardon, Chairman of the Board. “We have a tremendous CEO-in-waiting in Keith Creel. Keith and his team are ready to formally take the reins.”

“Leaving CP is bittersweet,” said Mr. Harrison. “I have had a wonderful experience and depart with many friends and with full confidence in Keith’s ability to build on the great success we have enjoyed.”

Mr. Harrison had approached the Board to discuss his retirement from CP and potential related modifications to his employment arrangements that would allow him to pursue opportunities involving other Class 1 Railroads. A special committee of the Board oversaw discussions with Mr. Harrison. Following negotiations, receipt of independent legal advice, and careful deliberation, the special committee recommended to the Board that CP enter into a separation agreement with Mr. Harrison.

Under the terms of the separation agreement, CP has agreed to a limited waiver of Mr. Harrison’s non-competition obligations. In consideration of the waiver Mr. Harrison has agreed to terminate all roles he has with CP and forfeit substantially all benefits and perquisites he is entitled to receive from CP going forward, including his pension. In addition, Mr. Harrison has agreed to surrender for cancellation all of his vested and unvested equity awards, except for a portion of his vested options he was granted upon arrival at CP in June 2012. The total value of benefits and awards forfeited by Mr. Harrison is approximately C$118 million, with the value of the equity awards surrendered calculated based on their in-the-money value relative to the current trading price of CP’s shares.

The previously-agreed consulting agreement between CP and Mr. Harrison will not take effect and Mr. Harrison will not be providing any consulting or other services to CP following his retirement. CP has also reinforced Mr. Harrison’s non-solicitation obligations with respect to senior CP employees. Mr. Harrison has agreed to sell all of his CP shares by May 31, 2017. CP will have no role in Mr. Harrison’s future endeavours.

About Canadian Pacific

Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

Contacts:

Media

Martin Cej

403-512-5730

Martin_Cej@cpr.ca

Investment Community

Maeghan Albiston

403-319-3591

investor@cpr.ca